Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200

VIVUS ANNOUNCES FDA ACCEPTANCE OF AVANAFIL NEW DRUG APPLICATION FOR TREATMENT OF ERECTILE DYSFUNCTION

MOUNTAIN VIEW, Calif., September 1, 2011 — VIVUS, Inc. (NASDAQ: VVUS) today announced that the U.S. Food and Drug Administration (FDA) has accepted for review the company’s new drug application (NDA) for its investigational drug candidate, avanafil, for the treatment of erectile dysfunction (ED). The target date for the FDA to complete its review of the avanafil NDA is April 29, 2012. In previously announced results from the pivotal phase 3 trials, patients treated with avanafil achieved significant improvement in erectile function compared to placebo. The avanafil development program included over 1,350 patients and avanafil was shown to be well tolerated and effective in treating patients with general ED and diabetics with ED. The long-term safety study also confirmed the results observed in the phase 3 studies.

“We are pleased with FDA’s acceptance of our NDA. If approved, avanafil could be a valuable treatment alternative for the 18 million men in the United States that suffer from ED,” stated Peter Y. Tam, president of VIVUS.

About Avanafil

Avanafil is an investigational oral medication being developed for the treatment of erectile dysfunction.  Avanafil is a highly selective phosphodiesterase type 5 (PDE5) inhibitor licensed from Mitsubishi Tanabe Pharma Corporation. VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian Pacific Rim countries.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead investigational product in clinical development, QNEXA®, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US and EU regulators. VIVUS received a Complete Response Letter, or CRL, to the initial QNEXA NDA on October 28, 2010. QNEXA is also in phase 2 clinical development for the treatment of obstructive sleep apnea and type 2 diabetes . In the area of sexual health, VIVUS completed phase 3 development with avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction, and avanafil is currently under review by the FDA. For more information about the company, please visit www.vivus.com.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast” and “intend,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the timing and substance of our response to the FDA’s requests from the QNEXA End-of-Review meeting; our response to, and continued dialogue with, the FDA relating to matters raised in the FDA’s QNEXA CRL; the timing and results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy; the FDA’s interpretation of and agreement with the information VIVUS submitted and may submit relating to teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study, or OB-305; the FDA’s requests, if any, to conduct additional prospective studies or retrospective observational studies or to provide further analysis of clinical trial data; the review and questions from the EMA and CHMP on the QNEXA MAA; substantial competition; the impact on future sales based on specific indication and contraindications contained in the label and the extent of the Risk Evaluation and Mitigation Strategies program; uncertainties of litigation and intellectual property and patent protection; reliance on sole-source suppliers; limited sales and marketing resources and dependence upon third parties; risks related to the development of innovative products; risks related to the failure to obtain FDA or foreign authority clearances or approval; noncompliance with FDA or foreign regulations; and our dependence on the performance of our collaborative partners. As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL on QNEXA or the results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy and subsequent meetings and communications will be sufficient to satisfy the FDA’s safety concerns, that the FDA will not require us to conduct any additional prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful. There is no guarantee that the FDA will approve our NDA for avanafil as a treatment of ED.  VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2010, and periodic reports filed with the Securities and Exchange Commission.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040    Tel 650-934-5200   Fax 650-934-5389  www.vivus.com